UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2013

Affirmative Insurance Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50795	75-2770432
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4450 Sojourn Drive, Suite 500, Addison, Texas	75001
(Address of principal executive offices)	Zip Code

Registrant’s telephone, including area code: (972) 728-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Amendment of a Material Definitive Agreement

On November 21, 2013, the Company agreed to extend the term of its current lease for approximately 56,888 aggregate square feet of office space located at the Addison, Texas office complex at 4450 Sojourn Drive, Suite 500, Addison, Texas (the “Addison Space”) pursuant to the terms of a sixth amendment (the “Sixth Amendment”) to an original lease agreement dated June 3, 1999, as previously amended on July 26, 1999, August 1, 2000, August 4, 2003, December 14, 2004 and November 23, 2009 (the “Addison Lease”). The Sixth Amendment is dated and effective as of October 25, 2013.

The Sixth Amendment extends the term of the current Addison Lease for one hundred fifteen (115) months through and including October 31, 2024. Commencing retroactively to June 1, 2013, the Company will pay fixed, monthly base rent in equal monthly installments as follows:

Months	Annual Base Rent per RSF	Monthly Base Rent
1 – 22	$14.00	$66,369.33
23 – 41	$15.00	$71,110.00
42 – 53	$15.25	$72,295.17
54 – 65	$15.50	$73,480.33
66 – 77	$15.75	$74,665.50
78 – 89	$16.00	$75,850.67
90 – 101	$16.25	$77,035.83
102 – 113	$16.50	$78,221.00
114 – 125	$16.75	$79,406.17
126 – 137	$17.00	$80,591.33

Base rent will be conditionally abated for months 23-29 of the Sixth Amendment. Additionally, the Sixth Amendment preserves the Company’s right to take a monthly credit of $6,103 against base rent granted in a prior amendment to the Addison Lease through March 31, 2015.

In addition to the foregoing base rental payments, the Company will make payments based on its share of common-area maintenance charges (including amounts for certain of Landlord’s operating expenses, taxes and assessments) (the “CAM Charges”), as well as insurance coverage for the Addison Space. CAM Charges and the cost of insurance for the Addison Space may increase over time due to the occurrence of certain events, including but not limited to increased property assessments associated with the Company’s tenant improvements or a sale of the building in which the Addison Space is located by the Landlord.

Effective April 1, 2015, the Company will receive up to $10.00 per rentable square foot (up to $568,880.00) in aggregate architect plan/capital improvement allowance reimbursements from the Landlord. In addition, the Company has two options to extend the term of the Addison Lease, each for a period of five years. The first option would commence at the end of the initial term and would include monthly rental payments of an amount equal to the then-prevailing market rental rate for buildings comparable to the building in which the Addison Space is located, for space of equivalent class, quality, size and utility in the far North Dallas/Addison submarkets. The second option would similarly commence the day after the expiration of the first option term, and would include rental payments equal to the then-fair market rental value of the Addison Space, based upon the then-current rental rates and rent concessions applicable to comparable properties located in the far North Dallas/Addison submarkets. The Sixth Amendment also grants certain first refusal/offer and expansion rights to the Company with respect to the remaining rentable space located in the building in which the Addison Space is contained.

The description of the Sixth Amendment as set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of thereof, a copy of which is attached as Exhibit 10.1 to this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Sixth Amendment as set forth in “Item 1.01. Amendment of a Material Definitive Agreement” above is incorporated into this Item 2.03 by reference. Such description constitutes a summary of certain terms of the Sixth Amendment, and as such, is incomplete. Said description is qualified in its entirety by reference to the full text of thereof, a copy of which is attached as Exhibit 10.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit

Number	Description

10.1	Sixth Amendment to Lease, dated and effective October 25, 2013, between Rainier Asset Management and Affirmative Management Services, Inc.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management’s judgment regarding future events. Although the Registrant believes that the expectations reflected in such forward-looking statements are reasonable, the Registrant can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. The Registrant cannot guarantee the accuracy of the forward-looking statements, and the Registrant’s actual results could differ materially from those contained in any forward-looking statements due to a number of factors, including the statements under the heading “Risk Factors” contained in the Registrant’s filings with the Securities and Exchange Commission. Accordingly, such forward-looking statements are subject to a number of risks and uncertainties and may cause actual results to differ materially from the Registrant’s expressed expectations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

	By:	/s/ John P. Killacky
Date: November 26, 2013	Name:	John P. Killacky
	Title:	Executive Vice President and General Counsel